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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) May 5, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

Item 8.01	Other Events

               On April 30, 2004, E. I. du Pont de Nemours and Company (the "company") completed the sale of the majority of the net assets of Textiles & Interiors, referred to as INVISTA, to subsidiaries of Koch Industries Inc. ("Koch") for $3,844 million, except for the transfer of the company's interest in certain equity affiliates. In April 2005, the company completed a transfer of its interest in an equity affiliate to Koch. As a result of this transfer, the company expects to record a gain of approximately $40 million in the second quarter 2005. The transfer of the remaining affiliates will be delayed until the company receives approval from its equity partners. Upon the transfer of the remaining equity affiliates, the company expects to realize a gain subject to adjustments related to the timing of the transfer.

               In connection with the sale, the company indemnified Koch against certain liabilities primarily related to taxes, legal matters, environmental matters and representations and warranties. The fair value of these obligations is $74 million.
Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENT

The accompanying unaudited pro forma condensed consolidated income statement for the year ended December 31, 2004 gives effect to the sale as if this transaction had occurred on January 1, 2004. The December 31, 2004 pro forma income statement has not been adjusted to exclude the separation charges, which were reflected in the historical financial statements as of December 31, 2004.

The unaudited pro forma condensed consolidated income statement presented herein is shown for illustrative purposes only and is not necessarily indicative of the future results of operations of the company, or of the results of operations of the company that would have actually occurred had the transaction been in effect for the period presented. The unaudited pro forma condensed consolidated income statement should be read in conjunction with the historical financial statements and related notes of the company.

Financial Statements and Exhibits:
(1)	E. I. du Pont de Nemours and Company Pro Forma Condensed Consolidated Income Statement (unaudited) for the year ended December 31, 2004.

(2)	Notes to the E. I. du Pont de Nemours and Company Pro Forma Condensed Consolidated Income Statement (unaudited) for the year ended December 31, 2004.

Exhibit 1

E. I. DU PONT DE NEMOURS AND COMPANY
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT (UNAUDITED)
(Dollars in millions, except per share)
Year ended December 31, 2004
	E. I. du Pont
	de Nemours		Other
	and Company	INVISTA(a)	Adjustments	Pro Forma

Net sales	$27,340	$2,082	$40(b)	$25,298
Other income	655	61		594

Total	27,995	2,143	40	25,892

Cost of goods sold and other operating charges	20,416	1,770	26(b)	18,672
Selling, general and administrative expenses	3,141	121		3,020
Amortization of intangible assets	223	-		223
Research and development expense	1,333	41		1,292
Interest expense	362	2		360
Employee separation costs and asset
impairment charges	411	-		411
Separation charges - Textiles & Interiors	667	-		667

Total	$26,553	$1,934	$26	$24,645

Income before income taxes and minority
interests	1,442	209	14	1,247

(Benefit from) provision for income taxes	(329)	45	5(c)	(369)
Minority interests in losses of consolidated
subsidiaries	(9)	6		(15)

Net income	$ 1,780	$ 158	$ 9	$ 1,631

Basic net income per share of common stock	$ 1.78			$ 1.63

Weighted-average number of common shares -
basic	997,624,239			997,624,239

Diluted net income per share of common stock	$ 1.77			$ 1.62

Weighted-average number of common shares -
diluted	1,003,392,242			1,003,392,242

See notes to the Pro forma Condensed Consolidated Income Statement (unaudited).

Exhibit 2

NOTES TO THE E. I. DU PONT DE NEMOURS AND COMPANY PRO FORMA
CONDENSED CONSOLIDATED INCOME STATEMENT (unaudited)
(a)

The "INVISTA" column in the E. I. du Pont de Nemours and Company Pro Forma Condensed Consolidated Income Statement (unaudited) for the year ended December 31, 2004 represents the elimination of the results of the businesses sold to Koch as if the dispositions had occurred as of January 1, 2004. Provision for income taxes reflects a mix of income and losses between tax jurisdictions with different statutory tax rates.

(b)

To include net sales (and the related cost of goods sold and other operating charges) made by the company to the businesses sold to Koch that were previously eliminated in the company's consolidated historical results.

(c)	Represents adjustment (b) tax effected at the applicable statutory rates.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

May 5, 2005